Exhibit 99.1
eBay Inc. Reports Better Than Expected First Quarter 2022 Results

•Revenue of $2.5 billion, down 6% on an as-reported basis and down 5% on an FX-Neutral basis
•Gross Merchandise Volume of $19.4 billion, down 20% on an as-reported basis and down 17% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $(2.28) and $1.05, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 27.9% and 32.4%, respectively
•Returned $1.4 billion to shareholders in Q1, including $1.25 billion of share repurchases and $129 million paid in cash dividends

San Jose, California, May 4, 2022 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its first quarter ended March 31, 2022.

“Our team has delivered another strong quarter, at the high end of our expectations,” said Jamie Iannone, Chief Executive Officer of eBay. “Despite the current macro headwinds, we remain confident in the long-term strategy we laid out during our Investor Day in March. We are building an eBay for the future with an eye toward delivering long-term, sustainable growth. Our enthusiast buyers continue to shop and engage on eBay regularly, and our results to date demonstrate our focus category playbook is working."

First Quarter Financial Highlights

•Revenue was $2.5 billion, down 6% on an as-reported basis and down 5% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $19.4 billion, down 20% on an as-reported basis and down 17% on an FX-Neutral basis.
•GAAP net loss from continuing operations was $1.3 billion, or $(2.28) per diluted share primarily driven by the change in fair value of our equity investments.
•Non-GAAP net income from continuing operations was $625 million, or $1.05 per diluted share.
•GAAP and Non-GAAP operating margin of 27.9% and 32.4%, respectively.
•Generated $629 million of operating cash flow and $546 million of free cash flow from continuing operations.
•Sold a portion of our shares in Adyen for $551 million.
•Returned $1.4 billion to shareholders, including $1.3 billion of share repurchases and $129 million paid in cash dividends.

Business Highlights

Revenue Initiatives

•eBay announced an agreement with Klarna to enable invoice and installment payment methods to buyers in Germany. The company began testing the new features with customers during the first quarter and expects to make it available to all German buyers in the second quarter.
•eBay launched its new digital wallet where customers can use proceeds from their sales to conveniently purchase their next item or pay their selling expenses.
•Promoted Listings delivered $222 million of revenue in the first quarter, down 1% on an as-reported basis and up 2% on an FX-Neutral basis.
•The company's total advertising offerings generated approximately $267 million in revenue in the first quarter, representing roughly 1.4% of GMV.

Tech-Led Reimagination of the Platform

•In April, eBay announced the appointment of Eddie Garcia as Chief Product Officer.
•During the quarter, eBay launched its Authenticity Guarantee service for trading cards sold for $750+ in the U.S. With this addition, the company now offers authentication in four key enthusiast collector categories, including sneakers, watches, handbags and trading cards.
•eBay expanded its authentication of luxury handbags to the U.K. and Australia. The company also expanded the number of brands covered by Authenticity Guarantee and began authenticating men’s bags in the U.S.

•eBay continued to see great traction in its luxury watch category, with high customer satisfaction leading to positive double-digit growth. Building on its current authentication service for watches over $2,000, eBay added the ability for buyers to request, for a fee, expert verification for watches valued between $1,000 and $2,000.
•In January, eBay reintroduced final value fees for sneakers over $100 in the U.S. and growth momentum and high customer satisfaction continued. In eBay’s international markets, sneaker GMV also grew significantly faster than the rest of the business.
•The company continued to invest in full-funnel marketing for Parts & Accessories, including partnerships with leading influencers and enthusiasts to showcase eBay’s vast inventory selection, and has started to see modest gains in initial consideration.
•The company expanded its eBay Refurbished program to smartwatches, tablets, laptops and desktops from vetted sellers across major markets. eBay also launched the program in France and Italy.
•The company announced the eBay Vault, a 31-thousand square foot, secure storage facility and digital marketplace for trading cards and collectibles, with plans to expand into luxury goods. The eBay Vault will provide peace of mind and convenience for the company’s millions of buyers and sellers, and within a few years, eBay expects the Vault will hold up to $3 billion in assets, making it one of the largest stores of non-governmental assets in the world.
•eBay made significant changes towards modernizing its Stores experience, including a new storefront that provides sellers the ability to tell their story, showcase their brand and increase trust in their business. The company also optimized SEO for Stores to drive more free traffic, increased the prominence of Store inventory and made it easier for enthusiasts to find Stores throughout the buyer journey.
•To further support sellers and help them grow their buyer base, eBay more frequently encourages buyers to save sellers for future purchases. To date, this has driven an increase in the number of saved sellers by four times.
•The company launched a new eBay app messaging experience to better connect sellers to their buyers, improve the way sellers communicate and make it easier to manage messages.
•To reduce friction on cross-border transactions, in Q1 eBay enabled a new feature to give buyers the option to pay in their local currency in addition to the currency of the listing.

Impact

•In support of Ukraine, eBay is waiving Ukrainian seller fees, protecting sellers from late shipment penalties and negative feedback, and matching employee donations to organizations supporting Ukraine. In the U.S., U.K., Canada and Australia, the company also launched a "Give at Checkout" campaign where customers can support Ukraine relief organizations.
•The eBay Foundation committed $11 million in grants to nonprofit organizations during the first quarter, furthering its mission to remove systemic barriers to entrepreneurship. In addition, over $2.4 million was raised in March from employee contributions and eBay Foundation matching gifts, many of which went to support Ukrainian relief efforts.
•eBay for Charity contributed over $36 million globally during the quarter, up 2% year-over-year.
•In recognition of the company’s ESG efforts, eBay was named to JUST Capital’s “The Just 100 List” in January, which evaluates companies for its efforts to combat climate change, diversity, equity and inclusion, employee wellness, local job creation and customer privacy.
•In January, eBay was also honored with a 2022 Employees’ Choice Award by Glassdoor, recognizing it as a best place to work among U.S. companies with more than 1,000 employees.

First Quarter 2022 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2022	2021	Change
eBay Inc.
Net revenues	$2,483	$2,638	$(155)	(6)%
GAAP – Continuing Operations
Income (loss) from continuing operations	$(1,339)	$568	$(1,907)	**
Earnings (loss) per diluted share from continuing operations	$(2.28)	$0.82	$(3.10)	**
Non-GAAP – Continuing Operations
Net income	$625	$748	$(123)	(16)%
Earnings per diluted share	$1.05	$1.08	$(0.03)	(2)%
** Not meaningful

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 27.9% for the first quarter of 2022, compared to 31.9% for the same period last year. Non-GAAP operating margin decreased to 32.4% in the first quarter of 2022, compared to 37.3% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the first quarter of 2022 was 18.8%, compared to 21.6% for the first quarter of 2021. The non-GAAP effective tax rate for continuing operations for the first quarter of 2022 was 16.5%(1).
•Cash flow – The company generated $629 million of operating cash flow and $546 million of free cash flow from continuing operations during the first quarter of 2022.
•Capital returns – The company repurchased approximately $1.25 billion of its common stock, or approximately 22 million shares, in the first quarter of 2022. The company's total repurchase authorization remaining as of March 31, 2022 was $4.7 billion. The company also paid cash dividends of $129 million during the first quarter of 2022.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $6.3 billion as of March 31, 2022.

Business Outlook
eBay is providing the following guidance for continuing operations for the second quarter and full year 2022.

In billions, except per share data and percentages	Q2 2022 Guidance	Full Year 2022 Guidance
Revenue	$2.35 - $2.40	$9.6 - $9.9
Organic FX-Neutral Y/Y Growth	(9)% - (7)%	(6)% - (3)%

Diluted GAAP EPS	$0.61 - $0.65	$(0.25) - $(0.05)

Diluted Non-GAAP EPS	$0.87 - $0.91	$3.90 - $4.10

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.22 per share of the company's common stock. The dividend is payable on June 17, 2022 to stockholders of record as of June 1, 2022.

(1) We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2022 results at 2:30 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 9580075. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2021, eBay enabled over $87 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the second quarter and full year 2022 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including impacts from the ongoing war in Ukraine, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,798	$1,379
Short-term investments	3,771	5,944
Customer accounts and funds receivable	626	681
Other current assets	1,154	1,107
Total current assets	7,349	9,111
Long-term investments	2,213	2,575
Property and equipment, net	1,192	1,236
Goodwill	4,141	4,178
Operating lease right-of-use assets	570	289
Deferred tax assets	3,224	3,255
Equity investment in Adevinta	3,748	5,391
Other assets	543	591
Total assets	$22,980	$26,626
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,755	$1,355
Accounts payable	245	262
Customer accounts and funds payable	652	707
Accrued expenses and other current liabilities	1,851	1,927
Income taxes payable	479	371
Total current liabilities	4,982	4,622
Operating lease liabilities	481	200
Deferred tax liabilities	2,701	3,116
Long-term debt	6,578	7,727
Other liabilities	1,184	1,183
Total liabilities	15,926	16,848
Total stockholders' equity	7,054	9,778
Total liabilities and stockholders' equity	$22,980	$26,626

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2022	2021
	(In millions, except per share amounts)
Net revenues	$2,483	$2,638
Cost of net revenues (1)	689	606
Gross profit	1,794	2,032
Operating expenses:
Sales and marketing (1)	478	546
Product development (1)	301	304
General and administrative (1)	226	246
Provision for transaction losses	96	88
Amortization of acquired intangible assets	1	7
Total operating expenses	1,102	1,191
Income from operations	692	841
Gain (loss) on equity investments and warrant, net	(2,291)	(36)
Interest and other, net	(50)	(81)
Income (loss) from continuing operations before income taxes	(1,649)	724
Income tax benefit (provision)	310	(156)
Income (loss) from continuing operations	(1,339)	568
Income (loss) from discontinued operations, net of income taxes	(2)	73
Net income (loss)	$(1,341)	$641

Income (loss) per share – basic:
Continuing operations	$(2.28)	$0.83
Discontinued operations	—	0.11
Net income (loss) per share – basic	$(2.28)	$0.94

Income (loss) per share – diluted:
Continuing operations	$(2.28)	$0.82
Discontinued operations	—	0.10
Net income (loss) per share – diluted	$(2.28)	$0.92

Weighted average shares:
Basic	587	681
Diluted	587	693

(1) Includes stock-based compensation as follows:
Cost of net revenues	$12	$10
Sales and marketing	20	20
Product development	45	42
General and administrative	34	31
	$111	$103

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2022	2021
	(In millions)
Cash flows from operating activities:
Net income (loss)	$(1,341)	$641
(Income) loss from discontinued operations, net of income taxes	2	(73)
Adjustments:
Provision for transaction losses	96	88
Depreciation and amortization	118	134
Stock-based compensation	111	103
(Gain) loss on investments, net	14	(1)
Deferred income taxes	(376)	103
Change in fair value of warrant	115	36
Change in fair value of equity investment in Adevinta	1,643	—
Change in fair value of equity investment in Gmarket	182	—
Unrealized change in fair value of equity investment in KakaoBank	91	—
Unrealized change in fair value of equity investment in Adyen	80	—
Realized change in fair value of shares sold in Adyen	166	—
Loss on extinguishment of debt	—	10
Changes in assets and liabilities, net of acquisition effects	(272)	(93)
Net cash provided by continuing operating activities	629	948
Net cash provided by (used in) discontinued operating activities	(16)	94
Net cash provided by operating activities	613	1,042
Cash flows from investing activities:
Purchases of property and equipment	(83)	(83)
Purchases of investments	(5,475)	(3,424)
Maturities and sales of investments	6,827	3,772
Proceeds from the sale of shares in Adyen	473	—
Proceeds from the sale of shares in KakaoBank	27	—
Other	3	2
Net cash provided by continuing investing activities	1,772	267
Net cash provided by (used in) discontinued investing activities	—	(2)
Net cash provided by investing activities	1,772	265
Cash flows from financing activities:
Proceeds from issuance of common stock	1	—
Repurchases of common stock	(1,069)	(304)
Payments for taxes related to net share settlements of restricted stock units and awards	(61)	(20)
Payments for dividends	(129)	(122)
Repayment of debt	(750)	(1,156)
Net borrowings under commercial paper program	—	400
Net funds receivable and payable activity	56	97
Other	—	4
Net cash used in continuing financing activities	(1,952)	(1,101)
Net cash provided by (used in) discontinued financing activities	—	(68)
Net cash used in financing activities	(1,952)	(1,169)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	(11)
Net increase in cash, cash equivalents and restricted cash	415	127
Cash, cash equivalents and restricted cash at beginning of period	1,406	1,594
Cash, cash equivalents and restricted cash at end of period	$1,821	$1,721
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	199
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,821	$1,522

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,355	$2,450	$2,350	$2,496	$2,476
Current quarter vs prior year quarter	(5)%	6%	12%	14%	50%
Percent from international	52%	54%	54%	53%	53%

Marketing services and other revenues	128	163	151	172	162
Current quarter vs prior year quarter	(21)%	(4)%	(6)%	13%	(4)%
Percent from international	24%	23%	24%	25%	24%

Total net revenues (2)	$2,483	$2,613	$2,501	$2,668	$2,638
Current quarter vs prior year quarter	(6)%	5%	11%	14%	45%

(1) Hedge gain/(loss)	$6	$—	$(19)	$(18)	$(28)
(2) Foreign currency impact	$(58)	$7	$32	$95	$54

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(In millions, except percentages)
Active Buyers (1)	142	147	152	156	163
Current quarter vs prior year quarter	(13)%	(9)%	(5)%	(2)%	8%

Gross Merchandise Volume (2)
U.S.	$9,335	$9,724	$9,312	$10,332	$10,813
Current quarter vs prior year quarter	(14)%	(2)%	(8)%	(6)%	36%
International	$10,074	$11,002	$10,613	$12,255	$13,314
Current quarter vs prior year quarter	(24)%	(16)%	(11)%	(7)%	31%
Total GMV	$19,409	$20,726	$19,925	$22,587	$24,127
Current quarter vs prior year quarter	(20)%	(10)%	(10)%	(7)%	33%

(1)All buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
June 30, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.35 - $2.40	$2.35 - $2.40
Diluted EPS from continuing operations	$0.61 - $0.65	$0.87 - $0.91

Twelve Months Ending
December 31, 2022
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$9.6 - $9.9	$9.6 - $9.9
Diluted EPS from continuing operations	$(0.25) - $(0.05)	$3.90 - $4.10

(a) Estimated non-GAAP amounts above for the three months ending June 30, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1 - $2 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $140 - $150 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $20 - $30 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2022 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $2 - $5 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $525 - $545 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $105 - $125 million. The estimated GAAP diluted EPS above does not assume any future gains or losses on our equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported “on an FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2022	2021
	(In millions, except percentages)
GAAP operating income	$692	$841
Stock-based compensation expense and related employer payroll taxes	117	104
Amortization of acquired intangible assets within operating expenses	1	7
Other significant gains, losses or charges	(5)	33
Total non-GAAP operating income adjustments	113	144
Non-GAAP operating income	$805	$985
Non-GAAP operating margin	32.4%	37.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended March 31,
	2022	2021
	(In millions, except per share amounts and percentages)
GAAP income (loss) from continuing operations before income taxes	$(1,649)	$724
GAAP (provision) benefit for income taxes	310	(156)
GAAP net income (loss) from continuing operations	$(1,339)	$568
Non-GAAP adjustments to net income (loss) from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$113	$144
Loss on investments	527	—
Change in fair market value of warrant	115	36
Change in fair value of equity investment in Adevinta	1,643	—
Income tax effects and adjustments	(434)	—
Non-GAAP net income from continuing operations	$625	$748

Diluted net income (loss) from continuing operations per share:
GAAP	$(2.28)	$0.82
Non-GAAP	$1.05	$1.08
Shares used in GAAP diluted net income (loss) per-share calculation	587	693
Shares used in non-GAAP diluted net income per-share calculation	593	693

GAAP effective tax rate – Continuing operations	18.8%	21.6%
Income tax effects and adjustments to net income (loss) from continuing operations	(2.3)%	(4.3)%
Non-GAAP effective tax rate – Continuing operations	16.5%	17.3%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended March 31,
	2022	2021
	(In millions)
Net cash provided by continuing operating activities	$629	$948
Less: Purchases of property and equipment	(83)	(83)
Free cash flow	$546	$865

*Presented on a continuing operations basis